Consent of Independent Auditors
                        -------------------------------

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 for the registration of $6,000,000,000 of debt securities, warrants, preferred stock depositary shares, purchase contracts and units and in the related Prospectus of Morgan Stanley Group Inc. for $6,000,000,000 of the same securities and to the incorporation by reference therein of our report dated January 4, 1996, with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. incorporated by reference and included in its Annual Report on Form 10-K for the fiscal period ended November 30, 1995, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

New York, New York
January 22, 1997